T:\flh\series\10f-3diversifiedbond
The Prudential Series Fund
For the fiscal period ended 6/30/08
File number 811-03623

                          SUB-ITEM 77-0

          Transactions Effected Pursuant to Rule 10f-3


I.    Name  of Fund:  The Prudential Series Fund - SP  Small  Cap
Growth Portfolio

1.   Name of Issuer:  Neutral Tandem

2.   Date of Purchase:  November 1, 2007

3.   Number of Securities Purchased:  6,649,928

4.   Dollar Amount of Purchase:  $93,098,992.00

5.   Price Per Unit:  $14.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased:  Morgan Stanley

7.   Other Members of the Underwriting Syndicate
     Morgan Stanley & Co. Incorporated, CIBC World Markets Corp.,
     Raymond  James  &  associates, Inc., Thomas Weisel  Partners
     LLC, William Blair & Company, LLC.